For additional information contact:

FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports Second Quarter Fiscal 2018 Results

HOUSTON, TX - April 23, 2018 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its twelve-week second quarter fiscal 2018, which ended on March 14, 2018. Comparisons in this earnings release for the second quarter fiscal 2018 are referred to as “second quarter.”

Second Quarter Key Metrics
(comparisons to second quarter fiscal 2017)

•	Total sales were $82.2 million, a decrease of 4.8%

•	Same-store sales decreased 3.7%

•	Culinary Contract Services sales increased $3.0 million; Opened three new locations in the second quarter

•	Loss from continuing operations of $11.1 million in the second quarter compared to loss from continuing operations of $12.8 million in the second quarter fiscal 2017

•	Adjusted EBITDA decreased $5.3 million (see non-GAAP reconciliation below)

•	Re-opened one company-owned Fuddruckers location that was restored after Hurricane Harvey and one new Fuddruckers franchise location opened (in Florida) in the second quarter

Chris Pappas, President and CEO, commented, “In Culinary Contract Services we opened three new locations and sales increased $3.0 million compared to the second quarter last year. At our restaurant brands, we experienced a transitional quarter compared to the year ago quarter as we reduced the level of discounting and promotional activity while focusing on product quality and service. The change in the level of discounting led to a higher average price per guest, but a decrease in guest traffic in the quarter. We have since renewed our marketing and promotion plans to encourage guest frequency by delivering compelling value offerings, balanced with a pricing and discounting level that we expect will result in improved profit margins.

"We also made additional investments in our team members and in research and development during the quarter and our entire team across all of our business segments remains focused on enhancing our guests’ experiences through superior service, excellent product quality and variety, and speed of service. In a very competitive restaurant market, we closely evaluate all of our restaurants to enhance performance and to identify underperforming locations. We continue to believe that our iconic restaurant brands remain well positioned for the long-term to enhance our financial performance.”

The Company has entered into an amended credit facility which permits higher financial leverage in the short term, but shortens the loan maturity to May 1, 2019. We have identified approximately 9 owned properties, in addition to other properties previously identified as property held for sale or part of discontinued operations, that we plan to sell as part of a limited asset sales plan. These properties (totaling approximately 14 locations) are expected to be sold over the next 18 months and estimated proceeds of approximately $25 million will be used to accelerate repayment of the outstanding term loans totaling $25.2 million, as of April 23, 2018.
This limited asset sales plan, in conjunction with other operational changes, is designed to lower the outstanding debt and improve our financial condition as we pursue a new credit facility.

Same-Store Sales Year-Over-Year Comparison

	Q1 2018(3)	Q2 2018(3)	YTD 2018
Luby's Cafeterias	1.5%	(1.8)%	0.1%
Fuddruckers	0.6%	(6.4)%	(2.5)%
Combo locations (1)	1.3%	(5.4)%	(1.5)%
Cheeseburger in Paradise	(10.5)%	(13.9)%	(11.9)%
Total same-store sales (2)	0.8%	(3.7)%	(1.1)%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the second quarter, there were 80 Luby’s Cafeterias locations, 59 Fuddruckers locations, all six Combo locations, and all seven Cheeseburger in Paradise locations that met the definition of same-stores.

(3)	Q1 2018 and Q2 2018 same-store sales reflect the change in restaurant sales for the locations included in the same-store grouping for each of the comparable periods.

Second Quarter Restaurant Sales:
($ thousands)

Restaurant Brand	Q2 2018	Q2 2017	Change ($)	Change (%)
Luby’s Cafeterias	$47,261	$49,975	$(2,714)	(5.4)%
Fuddruckers	19,941	22,860	(2,919)	(12.8)%
Combo locations	4,685	4,951	(266)	(5.4)%
Cheeseburger in Paradise	2,465	3,278	(813)	(24.8)%
Total Restaurant Sales	$74,352	$81,064	$(6,712)	(8.3)%

•
Luby’s Cafeterias sales decreased $2.7 million versus the second quarter fiscal 2017, due to the closure of six locations over the prior year and a 1.8% decrease in Luby’s same-store sales. The 1.8% decrease in same-store sales was the result of a 8.6% decrease in guest traffic, partially offset by a 7.5% increase in average spend per guest.

•
Fuddruckers sales at company-owned restaurants decreased $2.9 million versus the second quarter fiscal 2017, due to eight restaurant closings (seven permanent closings and one temporary closing which we re-opened during the second quarter) and a 6.4% decrease in same-store sales. The 6.4% decrease in same-store sales was the result of a 11.8% decrease in guest traffic, partially offset by a 6.0% increase in average spend per guest.

•	Combo location sales decreased $0.3 million, or 5.4%, versus second quarter fiscal 2017.

•
Cheeseburger in Paradise sales decreased $0.8 million. The closure of one location in the first quarter fiscal 2018 reduced sales by $0.4 million and declines in sales at the remaining seven locations reduced sales by $0.4 million.

•
Loss from continuing operations was $11.1 million, or a loss of $0.37 per diluted share, compared to a loss of $12.8 million, or a loss of $0.44 per diluted share, in the second quarter fiscal 2017. Excluding special non-cash items, loss from continuing operations was $5.2 million, or a loss of $0.17 per diluted share, in the second quarter compared to a loss of $2.1 million, or $0.07 per diluted share, in the second quarter fiscal 2017. Loss from continuing operations, excluding special items, is a non-GAAP measure, and reconciliation to loss from continuing operations is presented on page 10 of this release.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $5.7 million, or 7.7% of restaurant sales, in the second quarter compared to $10.2 million, or 12.6% of restaurant sales, during the second quarter fiscal 2017. The decline in store level profit was primarily the result of the decline in same-store sales combined with increased investment in hourly labor, restaurant supplies, and repairs and maintenance. The decline in same-store sales was partially impacted by a significant reduction in menu item discounting and reduced promotional activity compared to the second quarter fiscal 2017. In addition, we accepted a reduced level of catering orders, re-directing focus on our restaurant teams excelling at core operations within the restaurant. Furthermore, sales were adversely impacted to a lesser extent by a disruption in our point of sale system functioning which also affected our volume of mobile ordering through third party channels. The increase in hourly labor was due in part to a concerted effort to reinvest in training programs as well as continue to increase the service level offered to our guests. The increase in restaurant supplies and repairs and maintenance was part of our program to refresh our stores in lieu of completing full remodels in the current fiscal year. Store level profit is a non-GAAP measure, and reconciliation to loss from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenues increased by $3.0 million to $6.3 million with 24 operating locations during the second quarter. New Culinary Contract Services locations and retail sales combined contributed approximately $3.7 million (primarily driven by the addition of one higher sales volume location) in revenue which was partially offset by a $0.5 million decrease in revenue from locations that ceased operations and an approximate $0.2 million decrease in revenue at locations continually operated over the prior full year. Culinary Contract Services profit margin decreased to 9.5% of Culinary Contract Services sales in the second quarter compared to 10.5% in the second quarter fiscal 2017.

•
Franchise revenue decreased $418 thousand, or 23.0%, in the second quarter compared to the second quarter fiscal 2017. The decrease reflects 1) a $348 thousand decrease in non-royalty fee income mostly due to comparison to the second quarter fiscal 2017 when approximately $365 thousand in fee income was realized related to franchise development fees and franchise store openings and 2) a $71 thousand decrease in franchise royalty income. In the second quarter, one franchise location opened in Florida

Balance Sheet and Capital Expenditures

We ended the second quarter with a debt balance outstanding of $38.2 million (less deferred financing costs of $0.2 million), an increase from $31.0 million (less deferred financing costs of $0.3 million) at the end of fiscal 2017. During the second quarter, our capital expenditures increased to $3.7 million compared to $3.0 million in the second quarter fiscal 2017. At the end of the second quarter, we had $1.6 million in cash and $129.2 million in total shareholders’ equity.

Restaurant Counts:

	August 30, 2017	FY18 YTDQ2 Openings	FY18 YTDQ2 Closings	March 14, 2018
Luby’s Cafeterias(1)	88	—	(2)	86
Fuddruckers Restaurants(1)	71	—	(4)	67
Cheeseburger in Paradise	8	—	(1)	7
Total	167	—	(7)	160

(1)	Includes 6 restaurants that are part of Combo locations

Conference Call

Luby’s will host a conference call on April 23, 2018 at 10:00 a.m. Central Time to discuss further its second quarter fiscal 2018 results. To access the call live, dial (412) 902-0030 and use the access code 13678419#
at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through April 30, 2018 and may be accessed by calling (201) 612-7415 and using the access code 13678419#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 160 restaurants nationally as of March 14, 2018: 86 Luby’s Cafeterias, 67 Fuddruckers, seven Cheeseburger in Paradise restaurants. Luby's is the franchisor for 110 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, the Dominican Republic, Panama, and Colombia. Additionally, a licensee operates 36 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these Middle East restaurants. Luby's Culinary Contract Services provides food service management to 24 sites consisting of healthcare and corporate dining locations.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended		Two Quarters Ended
	March 14, 2018	March 15, 2017	March 14, 2018	March 15, 2017
	(12 weeks)	(12 weeks)	(28 weeks)	(28 weeks)
SALES:
Restaurant sales	$74,352	$81,064	$178,934	$189,147
Culinary contract services	6,276	3,306	13,796	7,602
Franchise revenue	1,401	1,819	3,288	3,691
Vending revenue	151	125	294	284
TOTAL SALES	82,180	86,314	196,312	200,724
COSTS AND EXPENSES:
Cost of food	21,181	22,583	50,936	53,433
Payroll and related costs	28,512	29,295	66,640	67,968
Other operating expenses	14,360	13,763	33,858	33,411
Occupancy costs	4,707	5,322	10,968	11,797
Opening costs	331	132	406	298
Cost of culinary contract services	5,677	2,960	12,009	6,771
Cost of franchise operations	369	436	856	1,016
Depreciation and amortization	3,998	4,788	9,351	11,338
Selling, general and administrative expenses	9,188	9,008	20,712	22,767
Provision for asset impairments and restaurant closings	1,407	5,963	2,252	6,250
Net loss (gain) on disposition of property and equipment	(204)	329	18	414
Total costs and expenses	89,526	94,579	208,006	215,463
LOSS FROM OPERATIONS	(7,346)	(8,265)	(11,694)	(14,739)
Interest income	5	1	11	3
Interest expense	(545)	(727)	(1,194)	(1,330)
Other income (expense), net	194	(242)	309	(139)
Loss before income taxes and discontinued operations	(7,692)	(9,233)	(12,568)	(16,205)
Provision for income taxes	3,382	3,603	3,373	2,145
Loss from continuing operations	(11,074)	(12,836)	(15,941)	(18,350)
Loss from discontinued operations, net of income taxes	(111)	(343)	(146)	(415)
NET LOSS	$(11,185)	$(13,179)	$(16,087)	$(18,765)
Loss per share from continuing operations:
Basic	$(0.37)	$(0.44)	$(0.53)	$(0.62)
Assuming dilution	$(0.37)	$(0.44)	$(0.53)	$(0.62)
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.01)	$(0.01)	$(0.02)
Assuming dilution	$(0.00)	$(0.01)	$(0.01)	$(0.02)
Net loss per share:
Basic	$(0.37)	$(0.45)	$(0.54)	$(0.64)
Assuming dilution	$(0.37)	$(0.45)	$(0.54)	$(0.64)
Weighted average shares outstanding:
Basic	29,950	29,522	29,802	29,418
Assuming dilution	29,950	29,522	29,802	29,418

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended		Two Quarters Ended
	March 14, 2018	March 15, 2017	March 14, 2018	March 15, 2017
	(12 weeks)	(12 weeks)	(28 weeks)	(28 weeks)

Restaurant sales	90.5%	93.9%	91.1%	94.2%
Culinary contract services	7.6%	3.8%	7.0%	3.8%
Franchise revenue	1.7%	2.1%	1.7%	1.8%
Vending revenue	0.2%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:

(As a percentage of restaurant sales)
Cost of food	28.5%	27.9%	28.5%	28.2%
Payroll and related costs	38.3%	36.1%	37.2%	35.9%
Other operating expenses	19.3%	17.0%	18.9%	17.7%
Occupancy costs	6.3%	6.6%	6.1%	6.2%
Vending revenue	(0.2)%	(0.2)%	(0.2)%	(0.2)%
Store level profit	7.7%	12.6%	9.4%	12.1%

(As a percentage of total sales)
Marketing and advertising expenses	0.9%	1.7%	1.1%	1.9%
General and administrative expenses	10.3%	8.7%	9.5%	9.4%
Selling, general and administrative expenses	11.2%	10.4%	10.6%	11.3%
LOSS FROM OPERATIONS	(8.9)%	(9.6)%	(6.0)%	(7.3)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 14, 2018	August 30, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,605	$1,096
Trade accounts and other receivables, net	9,409	8,011
Food and supply inventories	4,641	4,453
Prepaid expenses	2,900	3,431
Total current assets	18,555	16,991
Property held for sale	2,856	3,372
Assets related to discontinued operations	2,269	2,755
Property and equipment, net	169,539	172,814
Intangible assets, net	18,836	19,640
Goodwill	795	1,068
Deferred income taxes	4,018	7,254
Other assets	2,844	2,563
Total assets	$219,712	$226,457
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,756	$15,937
Liabilities related to discontinued operations	4	367
Current portion of credit facility debt	—	—
Accrued expenses and other liabilities	29,014	28,076
Total current liabilities	45,774	44,380
Credit facility debt, less current portion	37,921	30,698
Liabilities related to discontinued operations	16	16
Other liabilities	6,784	7,311
Total liabilities	$90,495	$82,405
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 29,951,161 and 29,624,083, respectively; shares outstanding were 29,451,161 and 29,124,083, respectively	9,585	9,480
Paid-in capital	32,997	31,850
Retained earnings	91,410	107,497
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	129,217	144,052
Total liabilities and shareholders’ equity	$219,712	$226,457

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Two Quarters Ended
	March 14, 2018	March 15, 2017
	(28 weeks)	(28 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,087)	$(18,765)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and net (gains) on property sales	1,921	6,664
Depreciation and amortization	9,351	11,338
Amortization of debt issuance cost	70	283
Share-based compensation expense	1,252	870
Deferred tax provision	3,494	2,399
Cash provided by operating activities before changes in operating assets and liabilities	1	2,789
Changes in operating assets and liabilities:
Decrease (Increase) in trade accounts and other receivables	(1,804)	530
Decrease in insurance receivables	407	—
Decrease (Increase) in food and supply inventories	(188)	7
Decrease in prepaid expenses and other assets	218	210
Insurance proceeds	276	—
Increase (Decrease) in accounts payable, accrued expenses and other liabilities	(1,047)	3,067
Net cash provided by (used in) operating activities	(2,137)	6,603
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	2,805	1,631
Insurance proceeds	756	—
Purchases of property and equipment	(8,030)	(7,962)
Net cash used in investing activities	(4,469)	(6,331)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolver borrowings	47,900	65,700
Revolver repayments	(39,300)	(99,700)
Proceeds from term loan	—	35,000
Term loan repayments	(1,415)	(613)
Debt issuance costs	—	(646)
Taxes paid for shares withheld	(70)	—
Net cash provided by financing activities	7,115	(259)
Net increase in cash and cash equivalents	509	13
Cash and cash equivalents at beginning of period	1,096	1,339
Cash and cash equivalents at end of period	$1,605	$1,352
Cash paid for:
Income taxes	$—	$—
Interest	1,065	679

Store Level Profit

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs, is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to loss from continuing operations, a GAAP measure:

($ thousands)	Quarter Ended		Two Quarters Ended
	March 14, 2018	March 15, 2017	March 14, 2018	March 15, 2017
	(12 weeks)	(12 weeks)	(28 weeks)	(28 weeks)

Store level profit	$5,743	$10,226	$16,826	$22,822

Plus:
Sales from culinary contract services	6,276	3,306	13,796	7,602
Sales from franchise operations	1,401	1,819	3,288	3,691

Less:
Opening costs	331	132	406	298
Cost of culinary contract services	5,677	2,960	12,009	6,771
Cost of franchise operations	369	436	856	1,016
Depreciation and amortization	3,998	4,788	9,351	11,338
Selling, general and administrative expenses	9,188	9,008	20,712	22,767
Provision for asset impairments and restaurant closings	1,407	5,963	2,252	6,250
Net loss (gain) on disposition of property and equipment	(204)	329	18	414
Interest income	(5)	(1)	(11)	(3)
Interest expense	545	727	1,194	1,330
Other income (expense), net	(194)	242	(309)	139
Provision for income taxes	3,382	3,603	3,373	2,145
Loss from continuing operations	$(11,074)	$(12,836)	$(15,941)	$(18,350)

The Company has also provided a non-GAAP measurement which presents income (loss) from continuing operations, before special items. The non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.
Rather, the Company believes that the presentation of income (loss) from continuing operations, before special items, provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

Reconciliation of loss from continuing operations to loss from continuing operations, before special items (1,2):

	Q2 FY2018		Q2 FY2017
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(11,074)	$(0.37)	$(12,836)	$(0.44)
Provision for asset impairments	1,112	0.04	3,936	0.13
Net loss (gain) on disposition of property and equipment	(161)	(0.01)	217	0.01
Deferred tax valuation allowance	1,720	0.06	6,627	0.22
Revaluation of Deferred Tax asset related to changed federal statutory tax rates	3,166	0.11	—	—
Loss from continuing operations, before special items	$(5,237)	$(0.17)	$(2,056)	$(0.07)

(1)
We use income (loss) from continuing operations, before special items, in analyzing results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby’s has reconciled loss from continuing operations, before special items, to loss from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax (adjustments assume an effective 21% tax rate in second quarter fiscal 2018 and an effective 34% tax rate in second quarter fiscal 2017 )

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization, and excluding net loss (gain) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, franchise taxes, and decrease / (increase) in fair value of derivatives.
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended		Two Quarters Ended
	March 14, 2018	March 15, 2017	March 14, 2018	March 15, 2017
	(12 weeks)	(12 weeks)	(28 weeks)	(28 weeks)

Loss from continuing operations	$(11,074)	$(12,836)	$(15,941)	$(18,350)
Depreciation and amortization	3,998	4,788	9,351	11,338
Provision for income taxes	3,382	3,603	3,373	2,145
Interest expense	545	727	1,194	1,330
Interest income	(5)	(1)	(11)	(3)
Net loss (gain) on disposition of property and equipment	(204)	329	18	414
Provision for asset impairments and restaurant closings	1,407	5,963	2,252	6,250
Non-cash compensation expense	291	689	848	1,458
Franchise taxes	42	42	101	97
Decrease / (Increase) in Fair Value of Derivative	(454)	(46)	(627)	45
Adjusted EBITDA	$(2,072)	$3,258	$558	$4,724